Exhibit 99.1

Investor Contact:	Michael E. Conley
(972) 443-6557

Media Contact:	Sean S. Clancy
(972) 443-6546

FOR IMMEDIATE RELEASE

Flowserve Lowers Outlook For 2003

Still Expects To Hit Full Year Debt Reduction Target of $150 Million

DALLAS – Dec. 22, 2003 – Flowserve Corp. (NYSE: FLS) Monday reduced its earnings outlook for 2003 while reconfirming that it still expects to meet its current year debt reduction target of $150 million and its cash flow target.

Earnings Before Special Items

The company now expects full year 2003 earnings per share, before special items, could be in the range of $1.10 to $1.15, which is about 8 to 13 cents below its previous forecast issued on Oct. 21, 2003.

The reduced outlook is primarily due to project-related delays, including some arising from customer requests and supplier delays, lower than anticipated parts shipments and some operational issues.

“Of course, due to the nature of our business, it is difficult to predict actual shipments before month end.  Therefore, it is possible there could be some variation in earnings above or below these estimates,” said Flowserve Chairman, President and Chief Executive Officer C. Scott Greer.

Earnings After Special Items

The company now expects that full year 2003 earnings per share, after special items, could be in the range of 83 to 88 cents, which is about 12 to 17 cents below its previous forecast issued on Oct. 21, 2003.  Special items are projected to be about 4 cents higher than the prior estimate due to increased workforce reductions, non-cash asset impairments and currency impacts.  Special items in 2003 include integration and restructuring costs related to the May 2002 acquisition of the Invensys Flow Control Division.   Special items are expected to reduce earnings by about 27 cents a share for the year.

Cash Flow And Debt Reduction

“Despite the reduced earnings outlook, we still expect cash flow to hold up,” Greer said.  “We are on target for debt reduction at the same level as was planned prior to today’s earnings forecast reduction.”

“For 2004, we project improved results compared with 2003 based on our expected better backlog and anticipated improvement in our end markets.  We plan to provide more specific guidance for 2004 during our regular quarterly conference call in February.”

Flowserve will announce fourth quarter and full year 2003 financial results on Feb. 3, 2004.

Flowserve Corp. is one of the world’s leading providers of industrial flow management services.  Operating in 56 countries, the company produces engineered and industrial pumps for the process industries, precision mechanical seals, automated and manual quarter-turn valves, control valves and valve actuators, and provides a range of related flow management services.

SAFE HARBOR STATEMENT: This news release contains various forward-looking statements and includes assumptions about Flowserve’s future market conditions, operations and results. These statements are based on current expectations and are subject to significant risks and uncertainties. They are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the many factors that could cause actual results to differ materially from the forward-looking statements are: material adverse events in the national financial markets; changes in the already competitive environment for the company’s products or competitors’ responses to Flowserve’s strategies; the company’s ability to integrate past and future acquisitions into its management operations; political risks, military actions or trade embargoes affecting customer markets, including continuing conflict in Iraq with its potential impact on Middle Eastern markets and global oil producers; the health of the company’s various customer industries, including the petroleum, chemical, power and water industries; economic turmoil in areas outside the United States; global economic growth; unanticipated difficulties or costs associated with new systems, including software; the company’s relative geographical profitability and its impact on the company’s utilization of foreign tax credits; and the recognition of significant expenses associated with adjustments to realign the company’s facilities and other capabilities with its strategies and business conditions, including, without limitation, expenses incurred in restructuring the company’s operations and the cost of financing, including increases in interest costs.  Flowserve undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise.

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